Exhibit 99.1

Galena Biopharma Announces Public Offering of

Common Stock and Warrants

Lake Oswego, Oregon, December 17, 2012 — Galena Biopharma (NASDAQ: GALE) announced today that it intends to offer shares of its common stock and warrants to purchase shares of its common stock in an underwritten public offering. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Piper Jaffray & Co. is acting as the sole book-running manager for the offering.

Galena intends to use the net proceeds from the offering to conduct its ongoing Phase 3 clinical trial for NeuVax™, its Phase 1/2 clinical trial for Folate Binding Protein-E39 (FBP), the planned Phase 2 clinical trial for NeuVax™ in combination with trastuzumab (Herceptin®), as well as for general corporate purposes.

The securities described above are being offered by Galena pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission (SEC) which the SEC declared effective on May 28, 2010. A preliminary prospectus supplement related to the offering will be filed with the SEC and will be available on the SEC’s websiste located at www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to this offering may be obtained by contacting Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402, or by telephone at (800) 747-3924, or by e-mail at prospectus@pjc.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Galena Biopharma

Galena Biopharma, Inc. is a biopharmaceutical company that develops innovative, targeted oncology treatments to address major unmet medical needs to advance cancer care. For more information please visit www.galenabiopharma.com.

About NeuVax (Nelipepimut-S)

NeuVax™ (nelipepimut-S) is the immmunodominant nonapeptide derived from the extracellular domain of the HER2 protein, a well-established target for therapeutic intervention in breast carcinoma. The nelipepimut sequence stimulates specific CD8+ cytotoxic T lymphocytes (CTL) following binding to HLA-A2/A3 molecules on antigen presenting cells (APC). These activated specific CTLs recognize, neutralize and destroy through cell lysis HER2 expressing cancer cells, including occult cancer cells and micrometastatic foci. The nelipepimut immune response can also generate CTLs to other immunogenic peptides through inter- and intra-antigenic epitope spreading. Based on a successful Phase 2 trial, which achieved its primary endpoint of disease-free survival (DFS), the Food and Drug Administration (FDA) granted NeuVax™ a Special Protocol Assessment (SPA) for its Phase 3 PRESENT (P revention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax Treatment) study. The Phase 3 trial is ongoing and additional information on the study can be found at www.neuvax.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed public offering and the intended use of proceeds from the offering and statements about plans for the development of the company’s product candidates. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. These forward-looking statements also are subject to risks, uncertainties and assumptions relating to the development of the company’s product candidates, including those detailed from time to time in the company’s filings with the SEC, and represent the company’s views only as of the date they are made and should not be relied upon as representing the company’s views as of any subsequent date. The company’s actual results may differ materially from those contemplated by these forward-looking statements. The company does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

Contacts:

Madeline Hatton

Toll free: +1 (855) 855-GALE (4253), ext. 109

info@galenabiopharma.com

or

Remy Bernarda

IR Sense, LLC

+1 (503) 400-6995

remy@irsense.com

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